EXHIBIT 10.19
KENVUE INC.
LONG-TERM INCENTIVE PLAN
GLOBAL PERFORMANCE SHARE UNIT AWARD AGREEMENT
Granted To: #ParticipantName#

WWID #:	#EmployeeID#	Target Number of PSUs:	#QuantityGranted#
Grant Date:	#GrantDate#	Performance Period:	December 1, 2023 – November 30, 2026
Vesting Commencement Date:	December 1, 2023	Scheduled Vesting Date:	The third anniversary of the Vesting Commencement Date (the “Scheduled Vesting Date”)
Certification Date:
The date on which the Committee certifies the level of achievement of the performance-based vesting criteria set forth in Appendix A hereto during the Performance Period (the “Performance Goals”), which will be no later than 65 days following the end of the Performance Period.

In addition to such other conditions as may be established by the Committee in its sole discretion, in consideration of the granting of an award under the terms of the Kenvue Inc. Long-Term Incentive Plan, as amended from time to time (the “Plan”), you agree as follows:
1.Grant of PSUs.
(a)Award. Subject to the terms and conditions of this Global Performance Share Unit Award Agreement, including any country-specific terms in Appendix B hereto and any other exhibits or addendums to these documents (collectively, this “Agreement”) and the Plan, Kenvue Inc., a Delaware corporation (the “Corporation”), hereby grants you Performance Share Units (“PSUs”) in the above-stated target number (the “Target Number of PSUs”). The actual number of PSUs that become vested (which may be more or less than the Target Number of PSUs) shall be determined as provided in accordance with the terms of this Agreement (including, without limitation, Section 2 of this Agreement and Appendix A). Each PSU that becomes vested in accordance with this Agreement will be settled in one share of Common Stock of the Corporation, par value $0.01 per share (“Common Stock”), or cash in lieu thereof, as determined by the Committee, in either case subject to and in accordance with the terms of Section 4 of this Agreement. Except where the context clearly indicates otherwise, each capitalized term used herein shall have the definition assigned to it by this Agreement or, to the extent that this Agreement does not define a capitalized term used herein, by the Plan. The PSUs granted herein are subject to all of the terms and conditions of the Plan, and the terms of the Plan are hereby incorporated herein by reference.
(b)Conditions. This grant of PSUs is conditioned on your electronically accepting this grant on the website of the Plan recordkeeper (or in such other manner as the Corporation may establish or permit from time to time). By accepting this PSU grant, you will have confirmed your acceptance of all of the terms and conditions of this Agreement. If you wish to decline this PSU grant, you must decline the grant on the website of the Plan recordkeeper prior to the Scheduled Vesting Date. If you have not declined the PSU grant by the Scheduled Vesting Date, you will be deemed to have automatically accepted this Award and all the terms and conditions set forth in this Agreement.
2.Vesting of PSUs; Competition with the Corporation Group.
(a)General. Except as otherwise provided in this Section 2, on the later of the above-stated Scheduled Vesting Date and the Certification Date you shall vest in a number of PSUs, if any, based upon the achievement of the Performance Goals during the Performance Period (as determined by the Committee in its sole discretion), provided, that, (i) you are Employed on the Scheduled Vesting Date and have been Employed at all times since the Grant Date and (ii) you have complied with and are in compliance with the terms of this Agreement, as determined by the Corporation in its sole discretion.
(b)Termination of Employment - General. If, prior to the Scheduled Vesting Date, you cease to be Employed for any reason, then except as otherwise provided in Section 2(c) (Certain Terminations), the PSUs shall immediately be forfeited for no consideration as of the Date of Termination.
(c)Certain Terminations.
(i)Termination of Employment due to Death. If, prior to the Scheduled Vesting Date, you die while Employed, then, to the extent the PSUs are still outstanding, your estate, beneficiary or any person who acquires the PSUs by inheritance or devise, as applicable, shall immediately become vested in the Target Number of PSUs on your date of death.
(ii)Disability. If, prior to the Scheduled Vesting Date, you become Disabled, then, to the extent the PSUs are still outstanding, you shall become immediately vested in the Target Number of PSUs on the date of Disability.
(iii)Certain Involuntary Terminations. If, prior to the Scheduled Vesting Date, your Employment is terminated (A) by the Corporation Group other than for Cause or (B) by you for Good Reason, then, a Pro Rata Number of PSUs shall remain outstanding and you shall be eligible to become vested in a number of PSUs (which may be more or less than the Pro Rata Number of PSUs) on the Certification Date in accordance with Section 2(a), based upon actual achievement relative to the Performance Goals during the Performance Period using the Pro Rata Number of PSUs (and not the Target Number of PSUs) as a base. For purposes of this Agreement, a “Pro Rata Number of PSUs” means the number of PSUs equal to the result, rounded to the nearest whole number, of (X) the Target Number of PSUs, multiplied by (Y) a fraction, the numerator of which is the number of days that elapsed from the Vesting Commencement Date through and including the Date of Termination and the denominator of which is the total number of days in the period commencing on the Vesting Commencement Date and ending on (and including) the Scheduled Vesting Date. Notwithstanding this Section 2(c)(iii), you will be treated as having terminated Employment pursuant to Section 2(b) hereof (Termination of Employment – General) if, at any time prior to the Scheduled Vesting Date, the Corporation determines in its sole discretion that applying this Section 2(c)(iii) in a particular case (or cases) is not advisable or appropriate or consistent with the intent of this Section 2(c)(iii). The portion of the PSUs that are unvested as of the Date of Termination and that are not eligible to vest as part of the Pro Rata Number of PSUs, if any, shall immediately be forfeited for no consideration as of the Date of Termination.
(iv)Termination due to Qualifying Separation. If your Employment terminates prior to the Scheduled Vesting Date:

(A)for any reason other than a termination of Employment pursuant to Section 2(c)(i) (Termination of Employment due to Death) or Section 2(c)(vi) (Termination for Cause), and
(B)as of the Date of Termination, either (I) you have attained age fifty-five (55) and have at least ten (10) years of Service with at least five (5) consecutive years of Service immediately before your Date of Termination or (II) you have attained age sixty-two (62) (a termination of Employment that satisfies the conditions set forth in clauses (A) and (B) above, a “Qualifying Separation”), then, subject to the terms of this Agreement, to the extent the PSUs are still outstanding, a Pro Rata Number of PSUs shall remain outstanding and eligible to become vested on the Certification Date in accordance with Section 2(a) of this Agreement, based upon actual achievement relative to the Performance Goals during the Performance Period using the Pro Rata Number of PSUs (and not the Target Number of PSUs) as a base. If a termination of Employment satisfies the conditions set forth in Section 2(c)(iii) (Certain Involuntary Terminations) and this Section 2(c)(iv) (Termination due to Qualifying Separation), only this Section 2(c)(iv) shall apply. For purposes of this Section 2(c)(iv)(B), your periods of employment, if any, with Johnson & Johnson (or any of its subsidiaries or affiliates) prior to the date that the Corporation ceased to be an affiliate of Johnson & Johnson shall be factored into the determination of your years of Service immediately before your Date of Termination. The portion of the PSUs that are unvested as of your Date of Termination and that are not eligible to vest as part of the Pro Rata Number of PSUs, if any, shall be forfeited as of your Date of Termination for no consideration.
Notwithstanding the foregoing, you will be treated as having terminated Employment pursuant to Section 2(b) hereof (Termination of Employment – General) if, at any time prior to the Scheduled Vesting Date, the Corporation determines in its discretion that applying this Section 2(c)(iv) (Termination due to Qualifying Separation), (1) to employees based on age at the time of termination of Employment and not to all employees may violate any law or public policy applicable to you and/or the PSUs (whether as applied to all holders of PSUs or only holders of PSUs in the jurisdiction where you are employed), or (2) in a particular case (or cases) is not advisable or appropriate or consistent with the intent of this Section 2(c)(iv).
(v)Death Following Certain Terminations. Notwithstanding the foregoing, if you die following a termination of Employment pursuant to Section 2(c)(iii) (Certain Involuntary Terminations) or Section 2(c)(iv) (Termination due to Qualifying Separation), but prior to the Certification Date, then your estate, beneficiary or any person who acquires the PSUs by inheritance or devise, as applicable, shall become vested in the Pro-Rata Number of PSUs (for the avoidance of doubt, assuming achievement of all performance goals at the “target” level) on the date of your death following such a termination of employment.
(vi)Termination for Cause. Without limiting the generality of Section 2(b), and notwithstanding any other provision of this Section 2(c), if you cease to be Employed for any reason in connection with or following the occurrence of an event that constitutes Cause, then the PSUs and any other awards you hold under the Plan shall immediately be forfeited for no consideration as of the Date of Termination. If following the Date of Termination, the Corporation becomes aware of conduct or activity by you that occurred during or following your Employment that would have constituted Cause, then any PSUs (or portions thereof) or any other awards held by you under the Plan that are unvested or unexercised (and any payments or benefits in respect thereto) as of the date that the Corporation becomes aware of such conduct or activity shall be forfeited for no consideration.
(vii)Corporation Determinations. In the event of your termination of Employment, the determination of the reason for such termination and the applicable treatment under this Section 2 shall be made by the Corporation in its sole discretion.
(d)Change of Control. Notwithstanding anything in this Agreement to the contrary, the PSUs, to the extent still outstanding, shall be subject to the provisions of Section 11 of the Plan in the event of a Change of Control.

(e)Competition With the Corporation Group. In order to protect the Corporation Group’s goodwill and investments in research and development and Customer and business relationships and to prevent the disclosure of the Corporation Group’s confidential and trade secret information, thereby promoting the long-term success of the Corporation Group’s business, you agree to the following:
(i)During your Employment, you will not, without the prior written consent of the Corporation, directly or indirectly engage in Competitive Activities.
(ii)For a period of 12 months following the Date of Termination (whether voluntarily or involuntarily), you will not, without the prior written consent of the Corporation, directly or indirectly perform, or assist others to perform, work for a Competitor in connection with a Competing Product, in the United States or in any other country where the Corporation Group does business or is planning to do business. By accepting the PSU award, you represent that you understand and agree that the covenant not to compete is reasonable in that you can continue your chosen profession when you leave the employment of the Corporation Group so long as you are not working with or for a Competitor and in connection with a Competing Product, and/or you rescind and forfeit your PSU award. You understand and agree that the covenant not to compete does not impose an unnecessary restraint because of the nature of the confidential, proprietary and trade secret information of the Corporation Group, which mandates protection in the geographical areas described above. You also understand and agree that the covenant not to compete is necessary to protect the goodwill and confidential, proprietary and trade secret information of the Corporation Group.
(iii)Rescission and Forfeiture. You understand and agree that if the Corporation determines you have violated Section 2(e)(i) and/or Section 2(e)(ii) and/or any non-competition or non-solicitation agreement that you have with any member of the Corporation Group, then, in addition to injunctive relief, damages, and all other equitable and legal rights and remedies the Corporation Group may be awarded:
(A)the PSUs shall be forfeited for no consideration on the earliest date on which you are first in violation of Section 2(e)(i) and/or
Section 2(e)(ii) or any non-competition or non-solicitation agreement that you have with any member of the Corporation Group; and
(B)upon the Corporation’s demand, you shall immediately deliver to the Corporation (I) a number of shares of Common Stock equal to the number of PSUs that vested and were settled in the form of Common Stock (for the avoidance of doubt, without reduction for any shares of Common Stock that may have been withheld to satisfy applicable withholding taxes) and (II) the gross amount of cash paid to you (for the avoidance of doubt, without reduction for amounts withheld to satisfy applicable withholding taxes) for any PSUs that were settled in the form of cash, in each case in respect of any PSUs that vested within the 12 month period of time immediately preceding the earliest date on which you are first in violation of Section 2(e)(i) and/or Section 2(e)(ii) or any non-competition or non-solicitation agreement that you have with any member of the Corporation Group. To the extent that you do not, as of the date of the Corporation’s demand for repayment, hold a number of shares of Common Stock sufficient to satisfy your obligation set forth in clause (I) above, you shall pay the Corporation an amount in cash equal to the result of (x) (i) the number of shares required to be delivered by you to the Corporation pursuant to clause (I) above, less (ii) the number of shares actually delivered by you to the Corporation pursuant to clause (I), multiplied by (y) the Fair Market Value per share of Common Stock as of the business day immediately preceding the date of the Corporation’s demand for repayment. You agree to deliver and execute such documents (including, if applicable, share certificates) as the Corporation may deem necessary to effect the repayment obligations referred to in this Section 2(e)(iii)(B).
(iv)You understand and agree that the remedies set forth in Section 2(e)(iii) shall not be the Corporation Group’s exclusive remedies in the event of a breach of the non-competition obligations set forth in Section 2(e)(i) and/or Section 2(e)(ii) or in any other applicable non-competition or non-solicitation agreement that you have with any member of the Corporation Group, and that the Corporation Group reserves all other rights and remedies available to it at law or in equity.
(f)Conditions on Vesting upon or following Termination of Employment. Your eligibility to vest in any of the PSUs following the Date of Termination shall be subject to (i) your compliance with the non-competition obligations in Section 2(e)(i) and/or Section 2(e)(ii) and/or any other applicable non-competition or non-solicitation agreement with any member of the Corporation Group and (ii) if required by any member of the Corporation Group at the time of your termination of Employment, your execution of a separation agreement and/or a general release of claims in favor of the Corporation Group containing such provisions and in such form as required by the Corporation that becomes effective within 60 days following the Date of Termination (or such earlier date as the Corporation may require). In the event a separation agreement and/or a release of claims is required by the Corporation Group and (A) the Vesting Date falls within the period that you have to provide such release of claims, and (B) the period in which the PSUs must be settled pursuant to Section 4(a) spans two calendar years, settlement of the vested PSUs will be made in the second calendar year.
3.Rights to Common Stock; Dividend Equivalents.
(a)Voting Rights. Except as set forth below in Section 3(b), prior to the delivery of shares of Common Stock to you pursuant to Section 4(a) (if applicable), you shall not have any rights in, or with respect to, any of the shares of Common Stock underlying the PSUs, including, but not limited to, any voting rights and the right to receive any dividends (or dividend equivalents) that may be paid or any distributions that may be made with respect to such Common Stock.
(b)Dividend Equivalents. If the Corporation declares and pays (or sets a record date with respect to) ordinary quarterly cash dividends on shares of Common Stock prior to the Scheduled Vesting Date, your outstanding PSUs shall be credited with additional PSUs (determined by dividing the aggregate dividend amount that would have been paid with respect to the target number of your outstanding PSUs (or Pro Rata Number of PSUs, if applicable), if they had been actual shares of Common Stock by the Fair Market Value of a share of Common Stock on the dividend payment date), which additional PSUs shall vest and be settled concurrently with the underlying PSUs and be treated as PSUs for all purposes of this Agreement (it being understood that the provisions of this sentence shall not apply to any extraordinary dividends or distributions). For the avoidance of doubt, if the number of PSUs under this agreement is prorated, the right to receive additional PSUs in respect of dividends shall also be correspondingly prorated.
4.Settlement of PSUs; Tax Withholding; Compliance With Securities Laws; Compliance With Compensation Recoupment Policy.
(a)General. Subject to the terms of this Agreement, within 60 days following the Vesting Date (but, in no event later than the first March 15th to occur following the date the PSUs are no longer subject to a “substantial risk of forfeiture” for purposes of Section 409A, as determined by the Corporation), you will receive from the Corporation one share of Common Stock for each PSU that becomes vested in accordance with the terms of this Agreement, or, at the discretion of the Committee, the cash equivalent of the Fair Market Value on the Vesting Date, reduced by any whole shares of Common Stock that are withheld or sold or any cash withheld to satisfy applicable Federal, state and local income taxes, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable or deemed applicable to you (the “Tax-Related Items”) in the amount determined by the Corporation. In lieu of the foregoing, the Corporation or other applicable member of the Corporation Group may determine that withholding of Tax-Related Items shall be satisfied by any other method permitted under the Plan. Notwithstanding the foregoing, if you are a Section 16 officer of the Corporation under the Securities Exchange Act of 1934, as amended, then the Corporation will satisfy any applicable tax withholding obligations by withholding in shares of Common Stock upon the relevant taxable event (with such withholding obligations determined based on the applicable statutory withholding rates and without regard to Section 83(c)(3) of the Code), unless otherwise determined by the Committee. In the event of your death prior to the settlement provided for in this Section 4, the shares of Common Stock or cash, as applicable, shall instead be provided to your estate, beneficiary or any person who acquires the PSUs by inheritance or devise, as applicable.
(b)Registration and Listing. Notwithstanding Section 4(a), shares of Common Stock shall not be issued pursuant to this Agreement, unless, on the Vesting Date, there is in effect a current registration statement or amendment thereto under the Securities Act of 1933, as amended, covering the shares of Common Stock to be issued upon vesting of the PSUs, and such shares are authorized for listing on the New York Stock Exchange or another securities exchange as determined by the Corporation. Nothing herein shall be deemed to require the Corporation to apply for, to effect, or to obtain such registration or listing.
(c)Compensation Recoupment Policy. You hereby acknowledge and agree that you and the PSUs, including any cash and/or shares of Common Stock that may be delivered to you pursuant to the PSUs, are subject to any compensation recovery or recoupment policy that the Corporation Group may adopt from time to time and that is applicable to you (collectively, the “Recovery Policies”). The terms and conditions of the Recovery Policies are hereby incorporated by reference into this Agreement.
5.Nontransferability of PSUs. The PSUs and any rights granted hereunder may not be sold, transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise), other than by will or the laws of descent and distribution or in accordance with any beneficiary designation procedures that may be established by the Corporation. Nor shall any such rights be subject to execution, attachment or similar process, other than in accordance with the terms of the Plan. Upon any attempt to sell, transfer, assign, pledge, hypothecate or otherwise dispose of the PSUs or of any rights granted herein contrary to the provisions of the Plan or this Agreement, or upon the levy of any attachment or similar process upon the PSUs or such rights, the PSUs and such rights shall, at the election of the Corporation, be forfeited for no consideration.
6.No Special Employment Rights; No Rights to Awards. Nothing contained in the Plan or this Agreement shall be construed or deemed by any person under any circumstances to bind any member of the Corporation Group to continue your employment for the vesting period, Performance Period or for any other period, to create a right to employment with the Corporation, to form or amend an employment or service contract with the Corporation or to interfere in any way with any right of a member of the Corporation Group to terminate your employment at any time. You hereby acknowledge and agree that (a) the Plan is established voluntarily by the Corporation, is discretionary in nature and may be modified, amended or terminated by the Corporation at any time, as provided in the Plan, (b) your participation in the Plan is voluntary and you are voluntarily accepting the grant of PSUs, (c) the PSUs and the shares of Common Stock subject to the PSUs, and the income and value of same, do not constitute part of your normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination indemnities, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or welfare benefits or similar payments, and in no event should be considered as compensation for, or in any way relating to, past services to the Corporation Group, (d) the PSUs and shares of Common Stock subject to the PSUs, and the income and value of same, are not intended to replace any pension rights or compensation, (e) the grant of the PSUs is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of PSUs, or benefits in lieu of PSUs, even if PSUs have been granted in the past, (f) unless otherwise agreed with the Corporation, the PSUs and the shares of Common Stock subject to the PSUs, and the income and value of same, are not granted as consideration, or in connection with, the service you may provide as a director of any entity in the Corporation Group, (g) the future value of the underlying shares of Common Stock is unknown, indeterminable and cannot be predicted with certainty, (h) no claim or entitlement to compensation or damages shall arise from forfeiture or recoupment of the PSU resulting from the termination of your Employment or other service relationship (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), (i) you shall seek all necessary approvals under, make all required notifications under, and comply with all laws, rules, and regulations applicable to the ownership of the PSUs and, if applicable, shares of Common Stock, including currency and exchange laws, rules and regulations, (j) neither the Corporation nor any other member of the Corporation Group shall be liable for any foreign exchange rate fluctuation between your local currency and the US dollar that may affect the value of the PSUs or of any amounts due to you pursuant to settlement of the PSUs or the subsequent sale of any shares of Common Stock acquired upon settlement, (k) the determination of the form of awards granted under the Plan is made by the Committee in its sole discretion, and (l) the Corporation is not providing any tax, legal or financial advice, nor is the Corporation making any recommendations regarding your participation in the Plan or your acquisition or sale of the underlying shares of Common Stock, and you should consult your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the PSUs.
7.Notices. Unless the Corporation notifies you otherwise in writing, all notices, designations, and payments to be submitted to the Corporation in connection with the PSUs shall be addressed to:
Equity Compensation Administration
199 Grandview Road
Skillman, NJ, 08558
USA
8.Adjustments for Changes in the Corporation’s Corporate Structure; Section 280G.
(a)The PSUs granted hereunder shall be subject to the provisions of the Plan relating to adjustments for changes in the Corporation’s corporate structure.
(b)Notwithstanding any other provision in this Agreement to the contrary, in the event that it is determined (by the reasonable computation of an independent nationally recognized certified public accounting firm that shall be selected by the Corporation prior to the applicable Change of Control) that the vesting of the PSUs, together with the aggregate amount of any other payments, distributions, benefits and entitlements of any type payable by any member of the Corporation Group to you or for your benefit, in each case, that could be considered “parachute payments” within the meaning of Section 280G of the Code (such payments, the “Parachute Payments”) that, but for this Section 8(b), would be payable to you or for your benefit, exceeds the greatest amount of Parachute Payments that could be paid to you or for your benefit without giving rise to any liability for any excise tax imposed by Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest or penalties, collectively referred to as the “Excise Tax”), then the aggregate amount of Parachute Payments payable to you or for your benefit shall not exceed the amount which produces the greatest after-tax benefit to you after taking into account any Excise Tax to be payable by you. For the avoidance of doubt, this provision shall reduce the amount of Parachute Payments otherwise payable to you or for your benefit, if doing so would place you in a more favorable net after-tax economic position as compared with not reducing the amount of Parachute Payments (taking into account the Excise Tax payable in respect of such Parachute Payments). Parachute Payments will be reduced by first reducing amounts considered to be nonqualified deferred compensation subject to Section 409A; provided that in no event may the Parachute Payments be reduced in a manner that would subject Participant to additional taxation under Section 409A.

9.Definitions. The following capitalized terms shall have the definitions set forth below for purposes of this Agreement:
(a)“Certification Date” means the date the Committee certifies the level of achievement of the Performance Goals during the Performance Period, as identified on the first page of this Agreement.
(b)“Committee” means the Compensation & Human Capital Committee of the Board (or any successor committee), or any person or persons to whom the Committee has delegated authority to administer, construe or interpret the terms of the Plan, pursuant to Section 3(d) of the Plan.
(c)“Competitor” means any person or entity including, but not limited to, you or anyone acting on your behalf, that is engaged or preparing to be engaged in research, development, production, manufacturing, marketing or selling of, or consulting on, any product, process, technology, machine, invention or service in existence or under development that resembles, competes with, may now or in the future compete with, can be substituted for or can be marketed as a substitute for any product, process, technology, machine, invention, or service of the Corporation Group that is in existence or that is, was, or is planned to be under development. The Corporation shall determine whether any individual or entity is a “Competitor” in its sole discretion, and its determination shall be final.
(d)“Competing Product” means products, processes or services of any person, organization or entity other than the Corporation Group’s, in existence or under development, which are substantially similar, may be substituted for, or applied to substantially similar end use of the products, processes or services with which you worked on in any capacity, including a sales or marketing capacity, at any time during the two-year period prior to the Date of Termination or about which you acquired confidential or proprietary information during the two-year period prior to the Date of Termination.
(e)“Competitive Activities” means any and all activities (including preparations) which compete with, are intended to compete with, or which otherwise may adversely affect or interfere with the Corporation Group’s business or advantage a Competitor whether immediately or in the future. The Corporation shall determine whether any conduct constitutes “Competitive Activities” in its sole discretion, and its determination shall be final.
(f)“Corporation Group” means the Corporation and its subsidiaries and affiliates, as determined by the Corporation.
(g) “Customer” means any entity, client, account, or person, including the employees, agents, or representatives of the foregoing, or any entity or person who participates, influences or has any responsibility in making purchasing decisions on behalf of such entities, clients, accounts, or persons, to whom or to which you contacted, solicited any business from, sold to, rendered any service to, were assigned to, had responsibilities for, received commissions or any compensation on, or promoted or marketed any products or services to during the 18-month period of time preceding the Date of Termination. The Corporation shall determine whether any individual or entity is a “Customer” in its sole discretion, and its determination shall be final.
(h)“Date of Termination” means the date on which your Employment terminates.
(i)“Disability” or “Disabled” means any medically determinable physical or mental impairment resulting in your inability to perform the duties of your position of employment or any substantially similar position, where the impairment can be expected to result in death or can be expected to last for a continuous period of not less than six months. Notwithstanding the foregoing, (i) you will not be considered to have incurred a Disability unless you are identified as “disabled” (or of similar status) in accordance with the personnel and/or human resources policies of the Corporation or its applicable affiliate, as in effect from time to time and (ii) if the PSUs are subject to Section 409A (as determined by the Corporation), then you will not be considered to have incurred a Disability unless such condition also constitutes a “disability” within the meaning of Treasury Regulation Section 1.409A-3(i)(4).
(j)“Employed” or “Employment” means any period of time during which you are an employee of the Corporation Group in good standing, as determined by the Corporation Group in accordance with its applicable practices, policies and records; provided, that, during such period you are (i) in active employment status with the Corporation Group or (ii) on a Corporation Group-approved leave of absence (as determined by the Corporation Group in its sole discretion). For the avoidance of doubt, you shall not be considered to be Employed (x) for any period during which you are not considered to be an employee in good standing pursuant to the Corporation Group’s practices, policies and records, (y) during any notice period or salary continuation period required by contract, practice or local law (such as a “garden leave” or similar period) or any severance period (if you are covered by a severance agreement or arrangement) or (z) for any period of leave that is not approved by the Corporation Group (as determined by the Corporation Group in its sole discretion).
(k)“Good Reason” means the occurrence of one or more of the following, without your written consent: (i) a greater than 10% decrease in your base salary, other than where such reduction is part of a broad-based compensation reduction applicable to similarly situated employees; (ii) a 50% or more reduction (as determined by the Committee’s sole discretion) in your authorities, responsibilities and duties; or (iii) your assigned primary work address is changed (or company designated fully remote alternate work arrangement is terminated) resulting in an increase in your one-way commuting distance by 50 or more miles from your primary home residence to the new assigned primary work address (with such commuting distance to be determined by using Google Maps); provided, in each case, that such events shall not constitute Good Reason unless you provide written notice to the Corporation of the occurrence of such event within 30 days of the occurrence of such event and the Corporation does not cure such event within 30 days after receipt of such notice, and you terminate employment within 30 days after the end of such cure period.
(l)“Grant Date” means the date on which the PSUs are granted, as identified on the first page of this Agreement.
(m)“Performance Period” means the three-year performance period identified on the first page of this Agreement.
(n)“Service” means Employment with the Corporation or one of its subsidiaries or affiliates, while that corporation or other legal entity was a subsidiary or affiliate of the Corporation, unless the Corporation has otherwise provided on or before the Grant Date.
(o)“Vesting Date” means the earliest of (to the extent applicable): (i) the later of the Scheduled Vesting Date and the Certification Date, (ii) in the event of a termination of Employment pursuant to Section 2(c)(i) (Termination of Employment due to Death) or a Disability pursuant to Section 2(c)(ii) (Disability), with respect to the Target Number of PSUs, the Date of Termination or the date you become Disabled, as applicable, (iii) in the event of your death as described in Section 2(c)(v) (Death following Certain Terminations), with respect to the Pro Rata Number of PSUs, the date of death, (iv) in the event of a termination of Employment pursuant to Section 2(c)(iii) (Certain Involuntary Terminations) or Section 2(c)(iv) (Termination due to Qualifying Separation), with respect to the Pro Rata Number of PSUs, the Certification Date and (v) the date the PSUs vest pursuant to any applicable provision of the Plan (provided, that, if the PSUs are subject to Section 409A (as determined by the Corporation), solely to the extent that distribution upon such vesting event would not result in accelerated taxation and/or tax penalties under Section 409A).

10.Miscellaneous.
(a)Amendments. Except as provided herein, this Agreement may not be amended or otherwise modified unless evidenced in writing and signed by an authorized representative of the Corporation.
(b)Third-Party Beneficiaries. You acknowledge and agree that all affiliates and subsidiaries of the Corporation have, or will as the result of a future acquisition, merger, assignment, or otherwise have, an interest in your Employment and your compliance with the obligations in Section 2(e) (Competition with the Corporation Group), and that those entities are each express, third-party beneficiaries of this Agreement.
(c)Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.
(d)Severability. In the event that Section 2(e) (Competition with the Corporation Group) of this Agreement is invalidated or not enforced under applicable law, this shall not affect the validity or enforceability of the remaining provisions of this Agreement or the Plan. To the extent that Section 2(e) of this Agreement is unenforceable because it is deemed overbroad, the provision shall be applied and enforced in a more limited manner to the fullest extent permissible under the applicable law. You further understand and agree that, in the event Section 2(e) of this Agreement is declared invalid, void, overbroad, or unenforceable, in whole or in part, for any reason, you shall remain bound by any non-competition, confidentiality, non-solicitation, and/or non-disclosure agreement previously entered between you and any member of the Corporation Group.
(e)Appendix B. Notwithstanding any provisions in this Agreement, the PSUs shall be subject to any additional terms and conditions set forth in Appendix B for your country. Moreover, if you relocate to one of the countries included in Appendix B, the additional terms and conditions for such country will apply to you, to the extent the Corporation determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Appendix B constitutes part of this Agreement.
(f)Data Privacy Consent. By accepting this grant, you hereby unconditionally consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this document by and among, as applicable, your employing entity (the “Employer”) and the Corporation and the Corporation Group for the exclusive purpose of implementing, administering and managing any awards issued to you under the Plan. You understand that the Corporation and your Employer may hold certain personal information about you, including, but not limited to, your name, home address, email address, telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, details of all PSUs or any other entitlement to shares of stock awarded, canceled, vested, unvested or outstanding in your favor (“Data”), for the purpose of implementing, administering and managing any grants issued to you under the Plan. You understand that Data may be transferred to any third parties, as may be selected by the Corporation, which are assisting in the implementation, administration and management of the Plan and the fulfillment of this Agreement. You understand that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country may have different data privacy laws and protections from your country. You understand that if you reside outside of the United States, you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the recipients, which may assist the Corporation (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing grants under the Plan and the fulfillment of this Agreement. You understand the Data will be held only as long as is necessary to implement, administer and manage grants under the Plan and this Agreement. You understand that if you reside outside of the United States, you may, at any time, view Data, request information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your human resources representative. Further, you understand that your consent herein is being provided on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your Employment status or Service will not be affected; the only consequence of refusing or withdrawing your consent is that the Corporation may not be able to grant PSUs or other equity awards to you or administer or maintain such awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.
(g)Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties relating to the subject matter hereof, and any previous agreement or understanding between the parties with respect thereto is superseded by this Agreement and the Plan.
(h)Section 409A. The intent of the parties is that payments and benefits under this Agreement are exempt from or comply with Section 409A of the Code (“Section 409A”), to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith or exempt therefrom, as applicable. Notwithstanding anything to the contrary in the Plan or this Agreement, the Corporation reserves the right to revise this Agreement as it deems necessary or advisable, in its sole discretion and without your consent, to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A prior to the actual payment of cash or shares of Common Stock pursuant to the PSUs. However, the Corporation makes no representation that the PSUs are not subject to Section 409A nor makes any undertaking to preclude Section 409A from applying to the PSUs. The Corporation shall not have any liability under the Plan or this Agreement for any taxes, penalties or interest due on amounts paid or payable pursuant to the Plan or this Agreement, including any taxes, penalties or interest imposed under Section 409A. For purposes of the Plan and this Agreement, to the extent the PSUs constitute “non-qualified deferred compensation” within the meaning of Section 409A and necessary to avoid accelerated taxation and/or tax penalties under Section 409A, a termination of Employment shall not be deemed to have occurred for purposes of settlement of any portion of the PSUs unless such termination constitutes a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of Employment” or similar terms shall mean “separation from service.” Each amount to be paid under this Agreement shall be construed as a separately identified payment for purposes of Section 409A. In addition, notwithstanding anything herein to the contrary, if you are deemed on the Date of Termination to be a “specified employee” within the meaning of that term under Section 409A and you are subject to U.S. federal taxation, then, to the extent the settlement of the PSUs following such termination of Employment is considered the payment of non-qualified deferred compensation under Section 409A payable on account of a “separation from service” that is not exempt from Section 409A, such settlement shall be delayed until the first business day after the date that is six months following your “separation from service” (or upon your death, if earlier).
(i)Acknowledgement. By electing to accept this Agreement, you acknowledge receipt of this Agreement and hereby confirm your understanding of the terms set forth in this Agreement. In the event of any conflict between the terms of the Plan and this Agreement, the terms of the Plan shall control. The Corporation may, in its sole discretion, decide to deliver any documents (including, without limitation, information required to be delivered to you pursuant to applicable securities laws) related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an online or electronic system established and maintained by the Corporation or a third party designated by the Corporation.
(j)Language. You acknowledge that you are proficient in the English language, or have consulted with an advisor who is proficient in the English language, so as to enable you to understand the provisions of this Agreement and the Plan. If you have received this Agreement or any other document related to the Plan translated into a language other than English, and the meaning of the translated version is different than the English version, the English version will control.
(k)Imposition of Other Requirements. The Corporation reserves the right to impose other requirements on your participation in the Plan, on the PSUs and on any shares of Common Stock acquired under the Plan, to the extent the Corporation determines it is necessary or advisable in order to comply with local law or to facilitate the administration of the Plan, to make any corrections or adjustments that it deems necessary or appropriate, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
(l)Waiver. You acknowledge that a waiver by the Corporation of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by you or any other grantee.
(m)Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to conflict of laws principles, except to the extent superseded by federal law and as set forth in this Section 10(m). Provided that you primarily resided and worked in California during and in connection with your employment with the Corporation Group and at the time that you accepted this Agreement and participation in the Plan, (i) this Agreement shall be governed by and construed in accordance with the laws of the State of California; and (ii) Section 2(e)(ii) shall not apply with respect to services you render in California that do not involve your use or disclosure of the Corporation Group’s confidential or trade secret information.
(n)Submission to Jurisdiction; Waiver of Jury Trial. Any litigation brought against a party to this Agreement shall be brought in any U.S. federal or state court located in the State of New Jersey and each of the parties submits to the exclusive jurisdiction of such courts for the purpose of any such litigation; provided, that, a final judgment in any such litigation shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other matter provided by law. Each party agrees not to assert (A) any objection which it may have to venue in U.S. federal or state court located in the State of New Jersey, (B) any claim that litigation has been brought in an inconvenient forum and (C) any claim that such court does not have jurisdiction with respect to such litigation. Each party waives any right to a trial by jury with respect to any matters arising under this Agreement or any other awards granted under the Plan.

KENVUE INC.

By:

Anil Agarwal
Head of Total Rewards
Kenvue Inc.
199 Grandview Road
Skillman, NJ 08558
USA